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                    UNITED STATES                   ----------------------------
         SECURITIES AND EXCHANGE COMMISSION         OMB APPROVAL
               WASHINGTON, D.C. 20549               ----------------------------
                                                    OMB Number:  3235-0145
                                                    ----------------------------
                    SCHEDULE 13G                    Expires:  October 31, 2002
                                                    ----------------------------
      UNDER THE SECURITIES EXCHANGE ACT OF 1934     Estimated average burden
                 (Amendment No. 5)*                 hours per response. . . 14.9
                                                    ----------------------------


                           Trident Microsystems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   895919-10-8
                         -------------------------------
                                 (CUSIP Number)

                                 Not Applicable
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)

[ ]     Rule 13d-1(c)

[ ]     Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 895919-10-8             SCHEDULE 13G                       PAGE 2 OF 6


--------------------------------------------------------------------------------
             Names of Reporting Persons.
    1        I.R.S. Identification Nos. of above persons (entities only).

             Frank C. Lin
--------------------------------------------------------------------------------
    2        Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3        SEC Use Only


--------------------------------------------------------------------------------
    4        Citizenship or Place of Organization

             United States of America

--------------------------------------------------------------------------------
   Number of        5     Sole Voting Power
    Shares
 Beneficially             1,928,513
 Owned by Each      ------------------------------------------------------------
   Reporting        6     Shared Voting Power
  Person with
                          51,596
                    ------------------------------------------------------------
                    7     Sole Dispositive Power

                          1,928,513
                    ------------------------------------------------------------
                    8     Shared Dispositive Power

                          51,596
--------------------------------------------------------------------------------
    9        Aggregate Amount Beneficially Owned by Each Reporting Person.

             1,980,109
--------------------------------------------------------------------------------
   10        Check if the Aggregate Amount in Row (11) Excludes Certain Shares
             (See Instructions)
             [ ]
--------------------------------------------------------------------------------
   11        Percent of Class Represented by Amount in Row (11)

             14.75%
--------------------------------------------------------------------------------
   12        Type of Reporting Person (See Instructions)

             IN
--------------------------------------------------------------------------------


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CUSIP NO. 895919-10-8             SCHEDULE 13G                       PAGE 3 OF 6

ITEM 1.
            (a)    Name of Issuer

                   Trident Microsystems, Inc.

            (b)    Address of Issuer's Principal Executive Offices

                   2450 Walsh Avenue
                   Santa Clara, CA  95051
ITEM 2.
            (a)    Name of Person Filing

                   Frank C. Lin

            (b)    Address of Principal Business Office or, if none, Residence

                   2450 Walsh Avenue
                   Santa Clara, CA 95051

            (c)    Citizenship

                   United States of America

            (d)    Title of Class of Securities

                   Common Stock

            (e)    CUSIP Number

                   895919-10-8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)  [ ]  Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).

            (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

            (c)  [ ]  Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

            (d)  [ ]  Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).


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CUSIP NO. 895919-10-8             SCHEDULE 13G                       PAGE 4 OF 6

            (e)  [ ]  An investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

            (f)  [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g)  [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h)  [ ] A savings associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)  [ ] Group, in accordance with Section
                     240.13d-1(b)(1)(ii)(J).

ITEM 4.            OWNERSHIP.

            (a)    Amount beneficially owned:

                   1,980,109

            (b)    Percent of class:

                   14.75% based on 13,037,312 shares of the Issuer's Common Stock outstanding on December 31, 2000 plus the 385,000 shares of the Issuer's Common Stock underlying options held by Mr. Lin exercisable within sixty (60) days of December 31, 2000 that are deemed to be outstanding for purposes of calculating beneficial ownership.

            (c)    Number of shares as to which the person has:


                   (i)    Sole power to vote or to direct the vote:                    1,928,513

                   (ii)   Shared power to vote or to direct the vote:                     51,596

                   (iii)  Sole power to dispose or to direct the disposition of:       1,928,513

                   (iv)   Shared power to dispose or to direct the disposition of:        51,596


ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                   Not Applicable.

ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON

                   Not Applicable.


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CUSIP NO. 895919-10-8             SCHEDULE 13G                       PAGE 5 OF 6

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                   Not Applicable.

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                   Not Applicable.

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP

                   Not Applicable.

ITEM 10.           CERTIFICATION

                   Not Applicable.


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CUSIP NO. 895919-10-8             SCHEDULE 13G                       PAGE 6 OF 6

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   February 13, 2001
                                   ---------------------------------------------
                                   Date

                                   ---------------------------------------------
                                   Signature


                                   Frank C. Lin, President, Chief Executive
                                   Officer and Chairman of the Board
                                   ---------------------------------------------
                                   Name/Title



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